Exhibit 99.1

Emerald Oil Announces Senior Management Change;

Updates 2015 Guidance and CAPEX Plans

DENVER, CO – December 11, 2014 — Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) today announced a change in senior management and updated production and CAPEX guidance for 2015.

Senior Management Change

The Board of Directors has appointed Mike Dickinson to the position of Chief Operating Officer, effective January 1, 2015. Mr. Dickinson will be replacing David Veltri, who resigned from his position as an officer of the Company.

Mr. Dickinson has 20 years of experience in the oil and natural gas industry, during which he has managed operations in six basins across the U.S. Mr. Dickinson held operations and engineering positions at Noble Energy for the past 10 years and most recently served as the Director of Operations of the DJ Basin. He began his career with Schlumberger and spent 10 years in various roles for operations and completions in the Gulf of Mexico, East Texas, Oklahoma and New Mexico. Mr. Dickinson earned his Bachelor of Science in Chemical Engineering and Petroleum Refining from the Colorado School of Mines.

McAndrew Rudisill the Chief Executive Officer of Emerald stated “We are all excited to have Mike Dickinson join the Emerald team. Mike has many years of large scale unconventional resource development experience with Noble Energy in facilities and infrastructure engineering as well as unconventional reservoir completion design. Mike is a great fit for the next stage of Emerald’s development which will be focused on efficiently managing our large resource base in the Williston Basin. On behalf of our senior management and our Board of Directors, I would like to thank David for the significant role he has played in Emerald’s growth and wish him the best in his future endeavors.”

Production

During the fourth quarter of 2014, Emerald accelerated the process of replacing electric submersible pumps with lower operating cost rod pumps in order to further reduce lease operating expenses in the current commodity price environment. Rod pump change outs were focused on the entirety of Emerald’s acreage. This program was executed en masse rather than prolong the change out into 2015. Due to the additional downtime associated with this one-time installation process, Emerald is reducing its fourth quarter of 2014 average production guidance to 3,300 BOEPD. The 2014 exit rate guidance of 4,600 BOEPD remains unchanged.

Updated 2015 Development Plan

Management has decided to further reduce the 2015 development program given the current commodity price environment. Emerald released two of three operated rigs in the last two weeks. The updated 2015 production and CAPEX guidance is now based upon a variable one rig program in 2015. Emerald plans to drill and complete five wells over the next twelve months. Four of these wells will be spud between now and the end of the first quarter of 2015, and the fifth well will be spud in the second half of 2015. As Emerald has a backlog of permits in hand; additional wells will be added to the 2015 development schedule if commodity prices improve. The one rig will be held on standby during 2015 while it is not drilling. In Low Rider, Emerald has a current inventory of seven wells remaining to be completed over the next three months. Under the variable one rig program Emerald will move into a free cash flow generative position in the second quarter of 2015 in the current oil strip environment and will allocate free cash flow into the acquisition of both Emerald common equity and convertible bonds in the open market and reduction of borrowing base debt.

Updated 2015 Production and CAPEX Guidance

Assumes Emerald’s variable one rig program for 2015.

	Previous Boe/d Range		Updated Boe/d Range
	Low End	High End	Low End	High End
1Q 2015 Average	4,500	4,800	4,000	4,300
2Q 2015 Average	5,400	5,700	4,500	4,800
3Q 2015 Average	5,800	6,250	4,300	4,600
4Q 2015 Average	6,000	6,400	4,000	4,300

2015 Average	5,425	5,800	4,200	4,500
Year over year average production growth	50%	60%	25%	34%

	2015 Capital Expenditures Range ($mm)
	Previous Range		Updated Range
	Low End	High End	Low End		High End
2015 Drilling and Completion Budget	$210.0	$240.0	$62.0		$81.0
2015 Land Budget	$5.0	$20.0	$1.0		$5.0

Net Operated Well Count*	22.1	25.2	6.5	*	8.5	*

*Includes 5 full wells and the completion of 7 previously drilled wells

Convertible Senior Notes

On December 11, 2014, Emerald entered into agreements with two separate parties to convert $21 million of Convertible Senior Notes. Following this transaction, Emerald has $151.5 million of Convertible Senior Notes outstanding.

About Emerald

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

Emerald Oil, Inc.

Mitch Ayer

Vice President of Finance & Investor Relations

(303) 595-5626

info@emeraldoil.com

www.emeraldoil.com